Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

UroGen Pharma Ltd.

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value NIS 0.01 per share to be issued pursuant to future awards under the UroGen Pharma Ltd. 2017 Equity Incentive Plan (the “Plan”)	457(c); 457(h)	450,000 shares(2)	$11.57(3)	$5,204,250.00(3)	0.00014760	$768.15

Total Offering Amounts			450,000 shares		$5,204,250.00		$768.15

Total Fee Offsets							$0.00

Net Fee Due							$768.15
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of UroGen Pharma Ltd.’s (the “Registrant”) Ordinary Shares (“Ordinary Shares”) that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents Ordinary Shares that were added to the shares authorized for issuance under the Plan. On July 27, 2023, the Registrant’s Board of Directors approved an amendment to the Plan to increase the number of Ordinary Shares authorized for issuance thereunder by 450,000 Ordinary Shares, for new total of 5,200,167 Ordinary Shares, which amendment was approved by the Registrant’s shareholders on September 7, 2023.

(3)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low sale prices per Ordinary Share as reported by The Nasdaq Global Market on November 7, 2023.